EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contact:
A. Pierre Dubois
Manager, Investor Relations, (210) 283-2164
Tesoro Announces Receipt of Requisite Consents For Tender Offers and
Consent Solicitations For Outstanding Notes
     SAN ANTONIO — November 16, 2005 — Tesoro Corporation (“Tesoro”) (NYSE:TSO) announced today that, in connection with the previously announced cash tender offers and consent solicitations for its $211 million principal amount outstanding of 9 5/8% Senior Subordinated Notes due 2008 (the “2008 Subordinated Notes”), $429 million principal amount outstanding of 9 5/8% Senior Subordinated Notes due 2012 (the “2012 Subordinated Notes”) and $375 million principal amount outstanding of 8% Senior Secured Notes due 2008 (the “2008 Secured Notes” and, together with the 2008 Subordinated Notes and the 2012 Subordinated Notes, the “Notes”), it has received the requisite consents to amend the indentures governing each series of Notes.
     As of 5:00 p.m., New York City time, on November 14, 2005 (the “Consent Date”), tenders and consents had been received with respect to $189,323,000 aggregate principal amount of the 2008 Subordinated Notes (89.73% of the total outstanding principal amount of the 2008 Subordinated Notes), $414,520,000 aggregate principal amount of the 2012 Subordinated Notes (96.62% of the total outstanding principal amount of the 2012 Subordinated Notes), and $366,160,000 aggregate principal amount of the 2008 Secured Notes (97.64% of the total outstanding principal amount of the 2008 Secured Notes). Tesoro has executed supplemental indentures with The Bank of New York, as trustee, effectuating the proposed amendments to the indenture governing the 2008 Secured Notes, and with U.S. Bank National Association, as trustee, effectuating the proposed amendments to the indenture governing the 2008 Subordinated Notes and the indenture governing the 2012 Subordinated Notes, all as described in the Offer to Purchase and Consent Solicitation Statement dated October 31, 2005. The settlement for the early tender of such notes is expected to occur today, November 16, 2005. The supplemental indentures will become operative upon such early settlement of the tender offers.
     Tesoro currently intends to optionally redeem on December 16, 2005, in accordance with the terms of the indenture governing the 2008 Subordinated Notes, all 2008 Subordinated Notes that remain outstanding at that time, at the applicable redemption price of 104.813% of the principal amount thereof, plus accrued and unpaid interest to that date. This statement of intent shall not constitute a notice of redemption under the indenture governing the 2008 Subordinated Notes. Such notice, if made, will only be made in accordance with the applicable provision of the indenture governing the 2008 Subordinated Notes.
     The tender offers will expire at 11:59 p.m., New York City time, on November 29, 2005, unless extended, (the “Expiration Date”) with respect to each series of Notes. Settlement for all Notes tendered after the Consent Date but by the Expiration Date is expected to be promptly following the Expiration Date.
     Lehman Brothers Inc. is acting as the sole Dealer Manager and Solicitation Agent for the tender offers and the consent solicitations. The Tender Agent and Information Agent is D.F. King & Co., Inc.
     This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offers and the consent solicitations are being made only by reference to the Offer to Purchase and Consent Solicitation Statement dated October 31, 2005.
     Requests for documentation should be directed to D.F. King & Co., Inc. at (800) 290-6431 or (212) 269-5550 in the case of banks and brokerage firms. Questions regarding the tender offers and the consent solicitations should be directed to Lehman Brothers at (212) 528-7581 or toll free at (800) 438-3242.

     Tesoro Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro’s retail-marketing system includes almost 500 branded retail stations, of which over 200 are company operated under the Tesoro® and Mirastar® brands.
     The foregoing statements regarding Tesoro’s intentions with respect to the contemplated offering and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. Tesoro’s ability to complete the offering and other transactions described above successfully is subject to various risks, many of which are outside of its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the reports filed by Tesoro with the Securities and Exchange Commission.
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